Exhibit 99.1

Legacy Housing Corporation Reports Third Quarter 2021 Financial Results

BEDFORD, Texas, November 9, 2021 (GLOBE NEWSWIRE) -- Legacy Housing Corporation (NASDAQ: LEGH) today announced its financial results for the third quarter ended September 30, 2021.

Financial Highlights:

●	Net revenue for the third quarter of 2021 was $56.5 million. This was a 29.1% or $12.7 million increase from the third quarter of 2020.
●	Interest revenue from our consumer and mobile home park portfolios for the third quarter of 2021 was $7.3 million. This was a 12.9% or $0.8 million increase from the third quarter of 2020.
●	Gross margin for the third quarter of 2021 was $14.9 million or 30.9% of product sales compared to $8.7 million or 23.9% of product sales from the third quarter of 2020.
●	Income from operations during the third quarter of 2021 was $17.6 million compared to the $10.8 million recorded in the third quarter of 2020.
●	Net income in the third quarter of 2021 was $14.7 million. Compared to the third quarter of 2020, net income increased by $6.3 million. The improvement in net income was the result of stronger gross margins, increased interest revenue, and a lowered effective tax rate.
●	Diluted earnings per share for the third quarter of 2021 were $0.61. Compared to the third quarter of 2020, this was an increase of 74.3% or $0.26.

Curtis D. Hodgson, Executive Chairman of the Board, commented, “We are quite pleased with our excellent third quarter results. The growth in our gross margins illustrates how we continue to proactively manage our business in the face of supply chain challenges and inflationary conditions. The demand for our product remains solid and our backlog is very strong. Our future is bright as we move strategically to create long-term value for our shareholders.”

This shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Company’s securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Management Conference Call - Wednesday, November 10 at 9:30 AM (Central Time)

Senior management will discuss the results of the third quarter of 2021 in a live webcast and conference call on Wednesday, November 10th, 2021 at 9:30 AM Central Time. To register and participate in the webcast, please go to  https://edge.media-server.com/mmc/p/ckbfsadk, which will also be accessible via www.legacyhousingusa.com under the Investors link. In order to dial in, please call in at 866-952-6347 and enter Conference ID 5297726 when prompted. Please try to join the webcast or call at least ten minutes prior to the scheduled start time.

About Legacy Housing Corporation

Legacy Housing Corporation builds, sells and finances manufactured homes and "tiny houses" that are distributed through a network of independent retailers and company-owned stores and are sold directly to manufactured housing communities. We are the sixth largest producer of manufactured homes in the United States as ranked by number of homes manufactured based on the information available from the Manufactured Housing Institute. With current operations focused primarily in the southern United States, we offer our customers an array of quality homes ranging in size from approximately 390 to 2,667 square feet consisting of 1 to 5 bedrooms, with 1 to 3 1/2 bathrooms.  Our homes range in price, at retail, from approximately $22,000 to $140,000.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. As a result, our actual results or performance may differ materially from anticipated results or performance. Legacy Housing undertakes no obligation to update any such forward-looking statements after the date hereof, except as required by law. Investors should not place any reliance on any such forward-looking statements.

Investor Inquiries:

Shane Allred, Director of Financial Reporting, (817) 799-4903
investors@legacyhousingcorp.com

or

Media Inquiries:

Kira Hovancik, (817) 799-4905

pr@legacyhousingcorp.com